Exhibit 8(b)
                                                      Form of
                                          AMENDMENT TO CUSTODY AGREEMENT

     THIS AMENDMENT dated as of _____________, 1997 (the "Amendment") is made to the Custody Agreement dated as of the 4th of February, 1997 (the "Agreement") between ST. CLAIR FUNDS, INC. (the "Company") and COMERICA BANK ("Comerica").

         The Company and Comerica agree that the Agreement shall, as of the date first written above, be amended as follows:

     1. Schedule A to the Agreement shall be deleted in its entirety and Schedule A attached hereto shall be substituted in its place; and

     2. The Fee Schedule of the Agreement shall be deleted in its entirety and the Fee Schedule attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.

                              ST. CLAIR FUNDS, INC.



                                          By:  _______________________________
                                       Title:  ______________________________


                             COMERICA BANK



                                           By:  _______________________________
                                        Title:  ______________________________

                                                    SCHEDULE A

                                                   List of Funds


Liquidity Plus Money Market Fund Munder S&P 500 Index Equity Fund Munder S&P MidCap Index Equity Fund Munder S&P SmallCap Index Equity Fund Munder Foreign Equity Fund Munder Aggregate Bond Index Fund
Munder Institutional S&P 500 Index Equity Fund
Munder Institutional S&P MidCap Index Equity Fund
Munder Institutional S&P SmallCap Index Equity Fund
Munder Institutional Money Market Fund
Munder Institutional Short Term Treasury Fund

                                                    SCHEDULE B

                                                   Fee Schedule


Computed daily and payable monthly based on the aggregate average daily net assets of St. Clair Funds, Inc., The Munder Funds, Inc., The Munder Funds Trust, and The Munder Framlington Funds Trust.

                  First $100 million of net assets .03% Next $500 million of net assets .02% Over $600 million of net assets .01%


Transaction Charges

                  DTC Trades                                  $2.00 per trade
                  Fed Book Entry Trade               $12.00 per trade
                  U.S. Physical Trade                         $25.00 per trade